EXHIBIT 3.2

                                                                 CONFORMED COPY

                DaimlerChrysler Financial Services Americas LLC
                First Amended and Restated Operating Agreement
                ------------------------------------------------

      This First Amended and Restated Operating Agreement ("Agreement") is adopted by DaimlerChrysler Corporation, a Delaware Corporation, in regard to DaimlerChrysler Financial Services Americas LLC, a Michigan limited liability company (the "Company") as of the 1st day of February 2006. Definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

      WHEREAS, the Company was formed by the filing of Articles of Organization with the State of Michigan on March 17, 2005;

      WHEREAS, DaimlerChrysler Corporation became the Company's member ("Member") on January 1, 2006; and

      WHEREAS, the Member and the Company desire to amend and restate the Operating Agreement dated as of March 21, 2005.

      NOW, THEREFORE, the Member declares as follows:


                        I. ORGANIZATION OF THE COMPANY
                           ---------------------------

      1.1 Name and Formation. The name of the Company is DaimlerChrysler Financial Services Americas LLC The Company is a limited liability company organized under the Michigan Limited Liability Company Act (the "Act"). The Company is a separate legal entity. The Company and all ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act. This Agreement is intended to constitute an "Operating Agreement" as defined under the Act.

      1.2 Membership Interest. The equity of the Company (representing the ownership of the Company) will be evidenced by a single interest designated as the "Membership Interest." The Membership Interest is personal property and the owner of the Membership Interest has no interest in specific property of the Company. See Section 5.1 of this Agreement with respect to limitations on the transferability of the Membership Interest.



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      1.3 Offices. The address of the registered office and the name and address of the agent of the Company for service of process is CT Corporation, 30600 Telegraph Road, Bingham Farms, Michigan 48025. The address of the Company is 27777 Inkster Road, Farmington Hills, Michigan 48334. The Company may have such offices or places of business as the Member may designate or as the business of the Company may from time to time require. The principal office, registered office and the registered agent may be changed from time to time by written action of the Member.

      1.4 Term of the Company. The Company will have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

      1.5 Business Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act. Except as otherwise provided in the Act or by other applicable law, the Company will have the power to do all things necessary or convenient to effect any or all of its business purposes.

      1.6 Tax Classification. It is the Member's express intention that, in accordance with Treasury Regulation ss.301.7701-3(a) (and any successor provision), as well as the corresponding provisions of applicable state tax law, the Company will remain eligible, at all times, to be disregarded as an entity separate from the Member for all income and franchise tax purposes. Any action that would terminate the Company's eligibility to be a disregarded entity (for example, the transfer or issuance of a Membership Interest that results in the Company having more than one member) shall be null and void. If IRS Form 8832 ("Entity Classification Election") is filed to treat the Company as disregarded, (i) all of the Company's items of income, gain, deduction, loss and credit on and after the effective date specified in Form 8832 shall be included directly in the federal (and applicable state) income and franchise tax returns of the Member as if the Company were a branch or division of the Member, and (ii) no election shall be subsequently made that would terminate the Company's status as a disregarded entity (for example, causing it to become an association taxable as a corporation within the meaning of Treasury Regulation ss.301.7701-2(b)(2)).


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                           II. CAPITAL CONTRIBUTIONS
                               ---------------------

      2.1 Capital Contributions. Contributions to the capital of the Company (each a "Capital Contribution") may be made at such times and in such amounts as the Member may decide from time to time. Only the owner of the Membership Interest shall be entitled to recover Capital Contributions.

      2.2 Advances from the Member. Any advance other than a Capital Contribution made by the Member to the Company will not be deemed a contribution of capital to the Company. The amount of any such advance will be a debt due from the Company to the Member and, except as otherwise expressly provided in this Agreement, will be repaid as soon as practicable to the Member. Advances from the Member may not be sold, pledged, assigned, or otherwise transferred (each a "Transfer"), except to the transferee permitted under Section 5.1 in connection with a corresponding permitted Transfer of the Membership Interest under that Section. Any Transfer of the Membership Interest permitted under Section 5.1 must be accompanied by a corresponding Transfer of all advances to the same transferee.

      2.3 No Interest. No interest will be paid by the Company on any Capital Contribution and, unless otherwise agreed to by the Member, on any advance to the Company from the Member.


                        III. MANAGEMENT AND OPERATIONS
                             -------------------------

      3.1 Management by Managers. All management powers over the business and affairs of the Company, other than the power to amend this Agreement, will be vested in one or more managers who shall be appointed by the Member (the "Managers"). The Managers will have no ownership interest in the Company. The Managers will conduct, direct, and exercise full control over all activities of the Company. Each Manager shall hold office until his or her successor is appointed or until his or her earlier resignation or removal by the Member. A majority of the Managers will constitute a quorum and the majority vote of the Managers at a meeting at which a quorum is present will be the act of the Managers. Any Manager of the Company may be removed or replaced without cause by the Member.


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      3.2 Officers. The Managers, by written resolution, may designate such officers ("Officers") of the Company as they deem necessary or proper in the conduct of the affairs of the Company, delegating to such Officers the titles, duties, responsibilities, and authorities reflected in such resolutions. The Officers so designated may be appointed or removed by the Managers. At all times, the actions of the Officers will be subject to the review, delegation, redetermination, direction, and control of the Managers. Each Officer shall hold office until his or her resignation or removal by the Managers. Any Officer of the Company may be removed or replaced with or without cause by the Managers.

      3.3 Committees. The Managers, by written resolution, may designate one or more committees (a "Committee") consisting of one or more Managers. A Committee will have and may exercise powers to the extent provided in the applicable resolution. Except as may be otherwise provided in a resolution adopted by the Managers, a majority of the members of a Committee will constitute a quorum and the majority vote of the Committee members at a meeting at which a quorum is present will be the act of the Committee. A Committee will keep minutes of its meetings and will remain an active Committee consisting of the appointed members thereof until otherwise directed or reconstituted by written resolution of the Managers.

      3.4   Action by the Member, Managers, Officers or Committees.

            3.4.1 Ordinary Course Transactions. Except as provided in Section 3.4.2, any action required to, or which may, be taken by the Member, Managers, Officers, or Committee may be taken without a meeting by telephone conference call among a majority of the members thereof or by consent thereto in writing, setting forth the action so taken, and unanimously signed by the Member, Managers, Officers, or the Committees.

            3.4.2 Restrictions on Transfers of Certain Leasehold Interests. Proper inquiry and appropriate due diligence will be exercised in light of potential adverse tax consequences to effect a Transfer of any position or interest held (directly or indirectly) (i) in which the LLC participates as an investor in a leasing transaction involving property (a) located outside of the United States or (b) owned by any State, possession of the United States, District of Columbia, or the United States (or any agency, instrumentality, or political subdivision of any of the foregoing), or (ii) in a Foreign Sales Corporation (within


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the meaning of Sections 921 et. seq. of the Internal Revenue Code of 1986).

      3.5   Indemnity.

            3.5.1 Indemnity of Directors, Officers, Employees. Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, manager, officer, employee or agent of the Company or any of its subsidiaries or members or is or was serving at the request of the Company or any of its subsidiaries or members, as a director, manager, officer, employee, fiduciary or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware (the "Corporation Act"), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 3.5.2 with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Managers of the Company. The right to indemnification conferred in this Section shall be a contract right. The Company shall pay the expenses (including attorneys' fees) incurred by any person described in the first sentence of this Section in defending any such proceeding in advance of its final disposition; provided, however, that, if the Corporation Act or the Company so requires, the payment of such expenses incurred by such person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 3.5 or otherwise.

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            3.5.2 Recovery of Claims. If a claim under paragraph 3.5.1 is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Corporation Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including independent legal counsel or its members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Corporation Act, nor an actual determination by the Company (including independent legal counsel or its members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            3.5.3 Exclusivity. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 3.5 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Operating Agreement, Certificate of Formation, agreement, vote of members or disinterested managers or otherwise.

            3.5.4 Insurance. The Company may maintain insurance, at its expense, to protect itself and any of its subsidiaries or affiliates and any director, manager, officer, employee or agent of the Company and any of its subsidiaries or affiliates or another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Corporation Act.

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            3.5.5 Contracts and Trust Funds. The Company may enter into contracts with any director, manager, officer, employee or agent of the Company or any of its subsidiaries or affiliates providing indemnification to the full extent authorized or permitted by the Corporation Act and may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

            3.5.6 Reduction. The Company's indemnity of or advancement of expenses to any person who was or is serving at its request as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise shall be reduced by any amounts such person may collect as indemnification or advancement from such other company, partnership, joint venture, trust or other enterprise.

            3.5.7 Repeal or Modification. Any repeal or modification of the foregoing paragraphs of Section 3.5 shall not adversely affect any right or protection of a person with respect to any act or omission occurring prior to the time of such repeal or modification.

      3.6   Limitations on Indemnity.

            3.6.1 Additional Indemnity. The Company, at the discretion of the Member, may indemnify any of the persons indemnified pursuant to Section 3.5 for any loss, cost, damage, expense, or liability for which such person would not be entitled to mandatory indemnification under Section 3.5.

            3.6.2 Waiver of Indemnity Rights. A person indemnified pursuant to
Section 3.5 may waive the benefits of indemnification under Section 3.5, but only by an instrument in writing executed by such indemnified person.

            3.6.3 Certain Related Rights. The rights to indemnification under
Section 3.5 do not in any way limit, and are not exclusive of, other rights which any person indemnified pursuant thereto may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in Section 3.5 or this Section 3.6 will affect the rights or obligations of any person indemnified pursuant to Section 3.5 (or the limitations on those


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rights or obligations) under any other agreement or instrument to which such person is a party.

      3.7 Company Liabilities. All of the liabilities of the Company, including without limitation indemnity obligations under Section 3.5, will be liabilities of the Company as an entity and will be paid or satisfied from the assets of the Company only. No liability of the Company will be payable in whole or in part by the Member in its capacity as the Member or by any member, manager, shareholder, director, officer, agent, affiliate, employee, or advisor of the Member or any of its subsidiaries or affiliates.

      3.8 Mandated Formalities. Except as specifically set forth in this Agreement, there are no mandated formalities required in the management of the Company.


                               IV. DISTRIBUTIONS
                                   -------------

      4.1 Distributions. Distributions may be made from time to time as the Managers may decide provided that such distributions may be made only if, after the distribution, the assets of the Company will not be less than all liabilities of the Company.

      4.2 Reimbursements. All of the Company's expenses will be billed directly to and paid by the Company. The Company is specifically authorized to make reimbursements to the Member should the Member provide, at market rates, goods, materials, or services used for, or by, the Company.

      V. TRANSFER OR ISSUANCE OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER
         --------------------------------------------------------------------

      5.1 Transfer of Membership Interest. The Member cannot Transfer the Membership Interest to any other person except upon (i) Merger or (ii) a Transfer of the entire Membership Interest by the Member to another corporation or other legal entity in a transfer to which Section 381 of the Internal Revenue Code of 1986 applies (a "Reorganizational Exchange"). The member of the Member following a Merger, or the transferee corporation following a Reorganizational Exchange (each, as the case may be, the "Successor Member"), shall become the sole owner of the Membership Interest and shall agree to be bound by the terms and conditions of this Agreement. References in this Agreement to the Member shall thereafter be references to the Successor Member and the Successor Member shall be subject to the

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comparable limitations on Transfer of the Membership Interest and will be bound by the terms of this Operating Agreement. As provided in Section 2.2, any permitted Transfer must be accompanied by a corresponding Transfer of all advances to the same transferee.

      5.2 Records of the Company; Void Transfers or Issuance. The Company will not record a Transfer of the Membership Interest or any advance from the Member, or record the issuance of a new equity interest in the Company, on its books, except for Transfers permitted under Sections 2.2 and 5.1. Any purported Transfer of the Membership Interest or an advance from the Member, or the issuance of a new equity interest, that is not in compliance with the terms and conditions of this Operating Agreement is null and void, and the transferee under any purported Transfer or issuance will acquire no title or ownership thereby.

      5.3 Withdrawal. The Member may resign from the Company, effect a partial or complete withdrawal from the Company, or effect a voluntary dissolution or voluntary bankruptcy of the Company only if there is a Successor Member to succeed its interests in the Company.

      5.4 Only One Member. It is the intent of the Company that the Member (or the Successor Member) shall be the only member and that only one Membership Interest shall exist at any time.


                        VI. DISSOLUTION AND LIQUIDATION
                            ---------------------------

      6.1 Dissolution. Notwithstanding anything in Article V to the contrary, this Agreement will terminate, and the Company will be dissolved, upon the written agreement of the Member. The dissolution or bankruptcy of the Member will not affect the status of, or cause the dissolution or liquidation of, the Company and will not cause the Member to cease being the Member of the Company. There cannot be a voluntary filing of bankruptcy by the Company without the consent of the Member.

      6.2 Certificate of Dissolution. In accordance with the Act, as soon as possible following the occurrence of the actions specified in Section 6.1 effecting the dissolution of the Company, the Member will cause to be executed and filed a Certificate of Dissolution to dissolve the Company in such form as is prescribed by the Act.


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      6.3   Procedures.

            6.3.1 Liquidation of Assets. In the event of the dissolution of the Company, the Member or the person required by law to wind up the Company's affairs (the Member or such other person being referred to in this Operating Agreement as the "Liquidating Agent") will commence to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining the fair value thereof. In connection with any such winding up and liquidation, a financial statement of the Company as of the date of dissolution will be prepared and furnished to the Member by the Liquidating Agent.

            6.3.2 Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that a Member or a Manager would have pursuant to the Act or any other applicable law.

            6.3.3 Distribution of Assets. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company will be distributed to the Member.

      6.4 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company and this Operating Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other applicable law to effectuate the dissolution and termination of the Company.


                    VII. FISCAL AND ADMINISTRATIVE MATTERS
                         ---------------------------------

      7.1 Fiscal Year. The fiscal year of the Company will be the calendar year unless otherwise determined by the Managers.


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      7.2 Deposit. All funds of the Company will be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositories as the Managers or Officers may select.

      7.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company, will be signed by an Officer or any other person selected by the Managers.

      7.4 Books and Records. The Company will keep or cause to be kept accurate and complete minutes and records of the meetings or consents in lieu of meeting of the Member, the Managers, and any Committee of the Managers, and books and records of account of the Company, which will be kept at the principal place of business of the Company or at such other places as the Managers will from time to time determine. The Member will have the right to examine at any reasonable time or times for any purpose, the minutes and records of the Managers and the books and records of account of the Company, and to make copies thereof.


                             VIII. MISCELLANEOUS
                                   -------------

      8.1 Amendments. The Member and the Company may at any time and without limitation, vary, modify, or change this Operating Agreement by, and only by, a written amendment duly adopted by both the Member and the Company.

      8.2 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

      8.3 Successors and Assigns. All terms and conditions in this Operating Agreement shall bind the Company's successors and assigns, whether expressed or not.

      8.4 Severability Clause. In case any provision in this Operating Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of


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Michigan, as though fully performed therein, without reference to its conflict of laws provisions.

      8.6 Entire Agreement. This Agreement constitutes the entire Operating Agreement of the Company and supersedes all other prior Operating Agreements.

      IN WITNESS WHEREOF, this Operating Agreement has been adopted by the Member and the Company as of the day and year first above written.


                                    DaimlerChrysler Corporation,
                                    Member


                                    By:         /s/ Holly Leese
                                       -------------------------------
                                    Name:       Holly Leese
                                    Title:      Assistant Secretary



Agreed to by:
DaimlerChrysler Financial
Services Americas LLC


By:      /s/ Steven C. Poling
  ------------------------------------
Name:    Steven C. Poling
Title:   Assistant Secretary


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